UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
December 1, 2010

RETAIL OPPORTUNITY INVESTMENTS CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation)	001-33749 (Commission File Number)	26-0500600 (I.R.S. Employer Identification No.)

3 Manhattanville Road, Purchase, NY (Address of Principal Executive Offices)	10577 (Zip Code)

Registrant's telephone number, including area code: (914) 272-8080

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 is incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 1, 2010, Retail Opportunity Investments Corp. ( the "Company"), as the Parent Guarantor,  Retail Opportunity Investments Partnership, LP ("ROIP"), as the Borrower, and certain subsidiaries of the Company, as the Subsidiary Guarantors ( the "Subsidiary Guarantors"), entered into a credit agreement (the "Credit Agreement") with Bank of America, N.A., as Administrative Agent (in such capacity, the "Administrative Agent") and L/C Issuer, KeyBank National Association, as the Syndication Agent, PNC Bank, National Association and U.S. Bank National Association, as Co-Documentation Agents, and the other lenders party thereto.

Pursuant to the Credit Agreement, the lenders agreed to provide a $175 million unsecured revolving credit facility, with a letter of credit sub-limit of up to 20% of the then-current aggregate commitments.  The Credit Agreement also provides ROIP may from time to time request increased aggregate commitments of $75 million under certain conditions set forth in the Credit Agreement, including the consent of the lenders for the additional commitments.  The proceeds of the credit facility may be used by the Company and ROIP for general corporate purposes, including, without limitation, acquisition of real properties, working capital and capital expenditures. The initial maturity date of the Credit Agreement is December 1, 2012, subject to a one-year extension option, which may be exercised by ROIP upon satisfaction of certain conditions, including payment of an extension fee to the Administrative Agent in an amount equal to 0.25% multiplied by the aggregate commitments to be shared pro rata among the lenders thereto.

Borrowings under the Credit Agreement bear interest on the outstanding principal amount at a rate equal to an applicable rate based on the consolidated leverage ratio of the Company and its subsidiaries, plus, as applicable, (i) a LIBOR rate determined by reference to the cost of funds for Dollar deposits for the relevant period (the "Eurodollar Rate"), or (ii) a base rate determined by reference to the highest of (a) the federal funds rate plus one-half of 1%, (b) the rate of interest announced by Bank of America, N.A. as its "prime rate," and (c) the Eurodollar Rate plus 1.00% (the "Base Rate"). ROIP is obligated to pay (i) an unused facility fee of  (a) 0.50% if the total outstanding principal amount is less than 50% of the aggregate commitments or (b) 0.40% if the total outstanding principal amount is greater than or equal to 50% of the aggregate commitments, and (ii) a fronting fee with respect to each letter of credit issued under the Credit Agreement.

The Credit Agreement contains terms, conditions, covenants, and representations and warranties that are customary and typical for a transaction of this nature.  The Credit Agreement contains various affirmative and negative covenants, including limitations on liens, investments, indebtedness, fundamental organizational changes, dispositions, changes in the nature of business, transactions with affiliates, burdensome agreements, use of proceeds and stock repurchases.  The Credit Agreement also requires the Company to comply with the following financial covenants: (i) minimum consolidated tangible net worth equal to the sum of $310 million plus 80% of the net proceeds of future equity sales and issuances by the Company, (ii) minimum consolidated fixed charge coverage ratio of 1.75 to 1.00, (iii) maximum consolidated leverage ratio of 55% (which amount  may be increased once to 60% for a maximum of two consecutive quarters), (iv) maximum quarterly distributions as determined pursuant to the Credit Agreement, (v) maximum consolidated unencumbered leverage ratio of 55%, (vi) maximum consolidated secured indebtedness ratio of 35% and (vii) maximum consolidated unsecured indebtedness as of the last day of any fiscal quarter, of the Mortgageability Amount (as defined in the Credit Agreement).

The Credit Agreement also includes customary events of default, in certain cases subject to reasonable and customary periods to cure, including, but not limited to, with respect to non-payment, breach of terms, covenants or agreements, breach of representations and  warranties, cross-defaults, insolvency proceedings, inability to pay debts, attachment, judgments, ERISA events, invalidity of loan documents, or change of control.  The occurrence of an event of default may result in termination of the credit facility, acceleration of payments, ROIP being required to cash collateralize letter of credit obligations and the lenders being permitted to exercise all other rights and remedies available to them.

ROIP's performance of the obligations  under the Credit Agreement,  including  the payment of any outstanding  indebtedness thereunder, are guaranteed, jointly and severally, by the Company and the Subsidiary Guarantors.

The foregoing description of the Credit Agreement is qualified in its entirety by the Credit Agreement attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

10.1
Credit Agreement, dated as of December 1, 2010, among Retail Opportunity Investments Partnership, LP, as the Borrower, Retail Opportunity Investments Corp., as the Parent Guarantor, certain subsidiaries of the Parent Guarantor identified therein, as the Subsidiary Guarantors, Bank of America, N.A., as Administrative Agent and L/C Issuer, KeyBank National Association, as the Syndication Agent, PNC Bank, National Association and U.S. Bank National Association, as Co-Documentation Agents, and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RETAIL OPPORTUNITY INVESTMENTS CORP.

Dated: December 6, 2010	By: /s/ John B. Roche
John B. Roche Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1
Credit Agreement, dated as of December 1, 2010, among Retail Opportunity Investments Partnership, LP, as the Borrower, Retail Opportunity Investments Corp., as the Parent Guarantor, certain subsidiaries of the Parent Guarantor identified therein, as the Subsidiary Guarantors, Bank of America, N.A., as Administrative Agent and L/C Issuer, KeyBank National Association, as the Syndication Agent, PNC Bank, National Association and U.S. Bank National Association, as Co-Documentation Agents, and the other lenders party thereto.